UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2018

Chicken Soup for the Soul Entertainment Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38125	81- 2560811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 E. Putnam Avenue, Floor 2W, Cos Cob, CT	06807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 861-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Holdco under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

General

On August 22, 2018, Chicken Soup for the Soul Entertainment Inc. (the “Company”), a Delaware corporation, consummated the transactions contemplated by that certain Stock Purchase Agreement dated as of August 14, 2018 (the “Agreement”) by and among the Company, Pivotshare, Inc., a Delaware corporation (“Pivotshare”), Adam Mosam, the principal stockholder of Pivotshare (“Mosam”), Townsgate Media Fund, LLC (“Townsgate”), GGW Investment Partnership No. 1, LP (“GGW” and collectively with Mosam and Townsgate, the “Key Holders”) and each of the other stockholders of Pivotshare, all of whom are signatories to this Agreement (the “Other Stockholders” and collectively with the Key Holders, the “Stockholders”).

The Company acquired all of the outstanding common stock and preferred stock of Pivotshare for approximately $4.35 million comprised of: (a) 41,778 shares of the Company’s 9.75% Series A cumulative redeemable perpetual preferred stock, each share having a stated value of $25.00 (“Series A Preferred Stock”), to be issued to Townsgate (the “Townsgate Preferred Stock”); (b) 52,222 shares of Series A Preferred Stock to be issued to GGW (“GGW Preferred Stock”); (c) 40,000 shares of Series A Preferred Stock to be issued to Mosam (the “Mosam Preferred Stock”); (d) 74,235 shares of the Company’s Class A common stock (“Common Stock”) to be issued to Mosam (the “Mosam Common Stock”) and (d) an aggregate of $257,758.08 to be paid to certain individuals as set forth in the Agreement (the “Cash Payment”).

All of the Mosam Common Stock was deposited into escrow pursuant to an escrow agreement (the “Noncompete Escrow Agreement”) and shall be held in such escrow as security for the noncompete and nonsolicit obligations of Mosam as further described in the Agreement. Pursuant to the Noncompete Escrow Agreement, 25% of the shares of the Mosam Common Stock shall be released from escrow and delivered to Mosam after six months, with the remaining shares to be released from escrow and delivered to Mosam over the next two years and six months as described in the Noncompete Escrow Agreement.

Additionally, 20,889 shares of the Townsgate Preferred Stock, 26,111 shares of the GGW Preferred Stock and 20,000 shares of the Mosam Preferred Stock were deposited into escrow pursuant to a separate escrow agreement (the “Indemnity Escrow Agreement”) and shall serve as security for the indemnification obligations of Pivotshare and Mosam set forth in the Agreement.

The Key Holders shall have the registration rights with respect to the securities comprising a portion of the purchase price. Additionally, the Key Holders shall not be entitled to sell any of such securities prior to the first anniversary of the closing. Thereafter, such restriction shall terminate with respect to 50% of such securities at the end of each three-month period for the next two consecutive three-month periods.

The Company also entered into three-year employment agreements with each of Mosam, Chris Woolsey, Ken Kaiser and Justin Fujita.

The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is attached as an exhibit hereto and is incorporated herein by reference.

Fees and Expenses

The Company has paid or will pay fees and expenses for the acquisition of approximately $120,000 in investment advisory fees, plus legal fees and accounting fees.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information included in Item 1.01 concerning the closing of the transactions contemplated by the Agreement is incorporated into this Item 2.01 by reference.

Item 3.02	Unregistered Sale of Equity Securities

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 to the extent required. The shares of Common Stock and Series A Preferred Stock issued pursuant to the Agreement were issued under an exemption from the registration requirements under the Securities Act of 1933, as amended (“Act”) under Section 4(2) of the Act, and are “restricted securities” as defined under the Act, and may not be sold or transferred by the holder thereof except pursuant to an effective registration statement under the Act or an exemption therefrom.

Item 7.01	Regulation FD Disclosure.

Press Release

On August 23, 2018, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)       Exhibits:

Exhibit	Description

2.1	Stock Purchase Agreement, dated as of August 14, 2018, by and among Chicken Soup for the Soul Entertainment Inc., Pivotshare, Inc., Adam Mosam, Townsgate Media Fund, LLC, GGW Investment Partnership No. 1, LP and each of the other stockholders of Pivotshare, Inc.*

99.1	Press release dated August 23, 2018.

* Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2018	CHICKEN SOUP FOR THE SOUL
ENTERTAINMENT INC.

	By:	/s/ William J. Rouhana, Jr.
		Name:	William J. Rouhana, Jr.
		Title:	Chief Executive Officer